Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	June 3, 2009
Contact:	Anne-Marie Wright, Vice President of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ACQUIRES

EN SNARE® PRODUCT RIGHTS FROM HATCH MEDICAL

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and gastroenterology, today announced that it has acquired intellectual property, including patents, certain trademarks and know-how, associated with the EN Snare® foreign body removal device from Hatch Medical, L.L.C.

The EN Snare® device is used by physicians for retrieval and removal of stents, vena cava filters and embolic coils as well as the manipulation of AAA stent grafts and guidewire “pull-throughs.”

A third party currently manufactures and distributes the EN Snare® product line.  Merit intends to exclusively manufacture and distribute the products worldwide beginning early January 2010.  Until then, Merit will receive royalties for units sold by the third party.

Current worldwide sales of the EN Snare® product line are estimated at approximately $6 million based on IMS data and management’s estimate of international sales.  According to IMS data, the average sales price for the EN Snare® is $330.00.  Merit’s management believes that its direct sales force in both the United States and

Europe will enhance the growth prospects going forward.  Management also believes the acquisition will be immediately accretive and estimates earnings of $0.06-0.08 cents after tax in the first full year of production and sales.

The purchase price consists of an initial payment of $14 million with an additional payment of $7 million due once Merit introduces the product into the marketplace, which Merit believes will be early January 2010.    The purchase price will be funded by existing cash reserves and a partial use of Merit’s $30 million credit facility.

“We are pleased with this acquisition, which will serve as a foundation for entry into the snare market,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “Merit intends to offer additional snare products for gastroenterology and cardiology in the future.  Overall, we believe the combined market opportunities for snare products exceed $125 million.  The products are sold at our current call points and enhance our overall product offering.”

CONFERENCE CALL

Merit invites all interested parties to participate in a conference call today, (Wednesday, June 3, 2009) at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The telephone numbers to call are (domestic) 877-941-6012; and (international) 480-248-5081.  A live webcast will also be available for the conference call at www.merit.com and www.fulldisclosure.com.

During the conference call, the information set forth in this release will be discussed in more detail.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and gastroenterology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 100 individuals.  Merit employs approximately 1,800 people worldwide, with facilities in Salt Lake City and South

Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2008.  Such risks and uncertainties include risks relating to: infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; downturn of the national economy and its affect on Merit’s revenues, collections and supplier relations;  termination of supplier relationships, or failure of suppliers to perform; product recalls and product liability claims; delays in obtaining regulatory approvals, or the failure to maintain such approvals; inability to successfully manage growth through acquisitions; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete; market acceptance of new products; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; and fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement; changes in health care markets related to health care reform initiatives; impact of Merit’s business by force majeure factors, including severe weather conditions; failure to comply with applicable environmental laws and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed with the Securities and Exchange Commission.  All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results.  Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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